Exhibit 99.1

NATIONAL GEOGRAPHIC–LINDBLAD EXPEDITIONS EXPANDS ALASKA PROGRAM TO MEET SURGING DEMAND

Three-year charter of the Greg Mortimer supports continued growth and new itineraries as the Sea Bird and Sea Lion retire in 2026

NEW YORK, NY – December 11, 2025 – National Geographic–Lindblad Expeditions today announced an expansion of its Alaska program beginning in 2027, reinforcing the company’s longstanding leadership in one of its most sought-after destinations. To meet strong and growing traveler demand, the company will charter the Greg Mortimer for a three-year period, enhancing its ability to explore more, offer new itineraries, and continue building on its pioneering legacy as the National Geographic Sea Bird and National Geographic Sea Lion prepare for their farewell season in 2026.

“I am incredibly proud of the exceptional, unique, and intimate Alaska experience that our ships and our expert expedition team deliver. Demand for our Alaska voyages continues to grow, and I’m thrilled that with the introduction of a new ship to our Alaska fleet, we can welcome even more explorers and also offer exciting new itineraries to our collection.

We are equally grateful to honor the final farewell season of the Sea Bird and Sea Lion in 2026. These beloved ships have been the backdrop to countless memorable adventures for our guests over many years. We invite travelers to join us for this special farewell season.”
— Natalya Leahy, CEO, Lindblad Expeditions

For nearly four decades, National Geographic–Lindblad Expeditions has set the standard for expedition travel in Alaska, pioneering small-ship access and delivering expert-led exploration that brings guests deep into the state’s most remote and remarkable wilderness areas. The addition of the Greg Mortimer enables the company to grow on this strong foundation—continuing to innovate, explore more, and respond to guests who consistently ask for expanded ways to experience Alaska with Lindblad’s unmatched expertise.

Expanding the Ability to Explore More of Alaska

Purpose-built for remote environments, the Greg Mortimer brings capabilities that support the company’s vision to go farther and design new routes that deepen guests’ connection to Alaska’s wildest corners. The ship features the innovative Ulstein X-BOW® for enhanced stability and comfort; dynamic positioning to help protect sensitive seafloors; and multiple Zodiac loading platforms for seamless off-ship exploration. Expansive observation areas offer exceptional wildlife and scenic viewing.

Accommodating 154 guests in thoughtfully designed cabins—many with private balconies—the vessel also includes dedicated learning and wellness spaces that complement the brand’s immersive expedition style. The three-year charter strengthens the company’s ability to expand its itinerary portfolio and show guests even more of Alaska, guided by teams who know the region intimately.

Iconic Places Featured in the Upcoming Alaska Season

The upcoming Alaska season will feature an exciting collection of iconic places and experiences that showcase the region’s spectacular wilderness. Voyages will include time at the dramatic Hubbard Glacier, North America’s largest tidewater glacier, with excellent Zodiac and kayak opportunities, as well as travel through the scenic Inside Passage via Grenville and Princess Royal Channels, waterways ideally suited for small-ship exploration. These routes join the marquee experiences that have long defined Lindblad’s Alaska expeditions, including the Inian Islands, Misty Fjords, Endicott Arm and Tracy Arm, Southeast Alaska exploration days, and exceptional wildlife viewing throughout each voyage led by our expert expedition team.

About National Geographic-Lindblad Expeditions:

National Geographic-Lindblad Expeditions reveals the beauty and wonder of the world through expertly led, deeply immersive modern expedition cruises designed for discovery and created for curious travelers seeking to experience the world from a new perspective. With 100+ unique itineraries visiting 70+ countries and territories across all seven continents aboard 22 state-of-the-art owned and chartered vessels, Lindblad Expeditions operates the largest, most diverse fleet of mission-built ships in the industry on behalf of the co-brand.

The National Geographic-Lindblad Expeditions co-brand is the result of a decades-long strategic relationship between renowned exploration and scientific discovery brand National Geographic and the pioneer of modern expedition cruising Lindblad Expeditions.

Media can stay up to date on the latest news from National Geographic-Lindblad Expeditions by visiting press.expeditions.com. For reservations or additional information on voyages to some of the most beautiful, remote, and fascinating places on Earth, visit www.expeditions.com, call (855) 734-3271 to speak to an Expedition Specialist, or contact a travel advisor.

Media Contacts:

Kristin Sluyk, The Decker Royal Agency: kristin@deckerroyal.com

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